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                    August 31, 2023

       Kevin Halleran
       Chief Financial Officer
       Blue Owl Real Estate Net Lease Trust
       30 N. LaSalle St., Suite 4140
       Chicago, IL 60602

                                                        Re: Blue Owl Real
Estate Net Lease Trust
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 5, 2023
                                                            File No. 000-56536

       Dear Kevin Halleran:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Benjamin Wells, Esq.